Exhibit 99.17

SIDE LETTER AGREEMENT

SIDE LETTER AGREEMENT (this “Agreement”), dated as of 5 February, 2019 by and between West Coast Hitech L.P., an exempted limited partnership organized under the laws of the Cayman Islands (the “Seller”) acting through its general partner, West Coast Hitech G.P., Ltd., a corporation organized under the laws of the Cayman Islands, and Citigroup Global Markets Inc. (the “Buyer”).

RECITALS

WHEREAS, the Seller wishes to sell, and the Buyer wishes to buy, thirty four million nine hundred and six thousand and one hundred and sixty six (34,906,166) shares of common stock, par value $0.01 per share (the “Issuer Shares”), of Advanced Micro Devices, Inc. (the “Issuer,” and the purchase and sale of the Issuer Shares, the “Transaction”);

WHEREAS, the Seller is subject to an agreement entered into with the Issuer, pursuant to which certain restrictions on the resale of Issuer Shares held by it are imposed, namely a restriction on the resale of Issuer Shares to NVidia Corporation and Intel Corporation (the “Excluded Parties”);

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements hereof, intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.	The Buyer shall not resell the Issuer Shares purchased from the Seller to the Excluded Parties.

2.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Side Letter to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

West Coast Hiltech L.P.

By: West Coast Hitech G.P., Ltd., its general partner

By:	/s/ Andre C. Namphy
Name:	Andre C. Namphy
Title:	Director

[Signature Page to Side Letter Agreement]

BUYER:

Citigroup Global Markets Inc.

By:	/s/ Paul Abrahimzadeh
Name:	Paul Abrahimzadeh
Title:	Managing Director

[Signature Page to Side Letter Agreement]